Exhibit 10.5

Board Approved

November 16, 2007

Federal Home Loan Bank of Indianapolis

Directors’ Compensation and Travel Expense Reimbursement Policy

Effective January 1, 2008

Annual Fees

Each director, other than the Chairman and the Vice Chairman, will receive $1,900 for each day spent physically in attendance at one or more meetings of the Board or its committees. The Chairman of the Board will receive $3,100 for each day spent in attendance presiding at one or more meetings of the Board of Directors and for each day spent attending other committee meetings. The Vice Chairman will receive $2,500 for each day spent in attendance at one or more meetings of the Board or its committees. The annual fee schedule limit for 2008 is summarized as follows:

	Per Day In-Person Fee	Annual Limit
Chair	$3,100	$31,232
Vice Chair	$2,500	$24,986
Director	$1,900	$18,739

If it appears that a director will not meet the statutory limit by year-end, Board or committee meeting conference calls ($250 per call) and other special meetings attended on behalf of the Bank throughout the year may be reimbursed per the per-day meeting schedule with the pre-approval of the Board. Ordinarily, Board or committee conference calls, web meetings, member marketing meetings, Council of FHLBank meetings, Federal Housing Finance Board meetings and director orientation meetings are not included in this meeting definition unless pre-approved by the Board under the special exception provision noted above. Cancellations by the Bank due to inclement weather or other circumstances beyond a director’s control (except illness) will be included in the per-day meetings definition.

In no event shall any Director be paid amounts which would exceed the annual limitations on compensation set forth in Section 7(i) of the Federal Home Loan Bank Act (12 U.S.C. §1427(i)), as amended by the Gramm-Leach-Bliley Act of 1999, and as adjusted by the Federal Housing Finance Board pursuant to 12 C.F.R. §918.3.

Fees shall be paid quarterly on or about the last day of each March, June, September and December and shall be paid to the Director, or to the Bank’s Director Deferred Compensation Plan upon timely election by the Director, or to the Director’s employer pursuant to the terms of the employer’s authorized charitable contribution plan.

Travel Expense Reimbursement

Travel expense reimbursement will be provided for board meetings, committee meetings, director orientation, other director events scheduled concurrently with board meetings, Federal Housing Finance Board System meetings, Council of Federal Home Loan Bank meetings, Community Investment Conference meetings, or Bank marketing meetings. Travel expenses include reasonable transportation, food, hotel expenses, and reasonable long-distance charges.

Exhibit 10.5

Board Approved

November 16, 2007

Expense Procedures

1.	No gift or entertainment expenses initiated by a director shall be reimbursed without being prearranged by the Bank. Director should review the Bank’s Code of Conduct concerning gift and entertainment restrictions.

2.	To qualify for reimbursement, all eligible expenses incurred must be submitted for payment to the Bank within 12 months of the date that the expenses were incurred. This requirement may be waived, at the discretion of the Senior Vice President-CFO or by the Senior Vice President-Chief Accounting Officer, in the event of an error or omission.

Spouse/Guest Travel (Two Events per Year)

Expenses of a director’s spouse or guest may be reimbursed in accordance with the Travel Expense Policy subject to a limit of two travel events per year. Spousal entertainment expenses incidental to the hotel property or event are permitted where prearranged by the Bank, subject to two travel events per year. Income tax reporting will be made by the Bank as required by law, on spousal/guest travel if the spouse or guest attends the event without a bona fide Bank business purpose.

Air Travel and First Class

1.	The Bank will pay the direct common carrier expense (as defined in paragraph 3 below) for a director between the director’s residence and the site of a Bank function and the return. The actual cost of private air travel will not be reimbursed, but the equivalent direct common carrier expense (as defined in paragraph 3 below) may be substituted.

2.	The Bank will pay for a director and spouse or guest first-class air travel for two trips per year over 1.5 hours in flight time. Additional first-class travel is not allowed, unless required due to scheduling or flight availability.

3.	If a director’s non-Bank activity requires a route to attend a Bank function which originates or terminates in a location other than the place of residence, the Bank will reimburse the director an amount equal to the direct common carrier expense from the director’s location to the location of the Bank function and then to the director’s next intended destination (without regard to stops named as temporary layovers), subject to a limit of an amount not to exceed two times the direct common carrier expense to the board meeting location and from the director’s residence and return to his residence.

4.	The “direct common carrier expense” shall be the regular market-rate coach or first-class fare as applicable, and should be documented by the director submitting an expense report. Travel scheduling affecting the direct common carrier expense shall be reasonable, given the timing of the meetings.

Exhibit 10.5

Board Approved

November 16, 2007

Issues of Interpretation

Unless expressly provided herein or in 12 CFR Part 918 (as amended), the Bank’s current Travel Policy as contained in the Employee Manual shall control with respect to the travel expense reimbursement. The Federal Housing Finance Board’s former Director Travel Policy (FHFB Resolution 93-12) is superseded, but may be used as non-binding precedent should issues of interpretation arise. The Senior Vice President-CFO and Senior Vice President-Chief Accounting Officer are authorized, in their respective reasonable discretion, to interpret the provisions of the policy and to address situations not anticipated by the policy, consistent with the requirements set forth in the statute or the regulations promulgated by the Federal Housing Finance Board.

Human Resources Committee Annual Review

The Human Resources Committee shall annually review this policy and shall submit its recommendation to the board for approval no later than the last regularly scheduled meeting of the board for the year.

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